Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Chordiant Confidential Information
Exhibit 10.78

Chordiant Fiscal Year 2009 Executive Incentive Bonus Plan

This Executive Incentive Bonus Plan (the “Plan”) will cover all Executive Officers and Vice Presidents of the Company (except for the Vice President of Services, the Vice President of Sales, the General Counsel, and those paid on sales commission plans).  Bonuses under this Plan will be calculated and paid (if applicable) based on the Company’s financial results as filed on Forms 10-Q and 10-K (and the associated non-GAAP reconciliations historically included in press releases and filed on a Form 8-K) for the Company’s 2009 fiscal year versus the Company’s FY2009 Financial Plan on one quantitative measure: Revenue (as defined below).

A participant’s total bonus payments under the Plan shall not exceed 300% of his or her 2009 fiscal year target bonus.  Payments for any given quarter will be limited to a maximum of 100% of the participant’s target bonus for that quarter, plus any cumulative “catch up” payment for prior quarters.

The quarterly bonus calculations will be computed using year-to-date figures. Cumulative “catch up” payments will be made for any prior quarter shortfall against the goals.

Except for the [**], for quarterly payments to be made under the Plan, the Company must be profitable on a non-GAAP Operating Profit basis. For the [**], for payments to be made under the Plan, the Company’s [**] cannot exceed the forecasted [**] in the FY2009 Financial Plan.

At the end of the fiscal year, the Company will evaluate its 2009 fiscal year revenue attainment against its 2009 fiscal year revenue goal. Payments for performance in excess of 100% of its annual revenue goal will be calculated and paid as provided in this Plan.

Plan Summary

Quantitative Component (in $US):
•	GAAP Revenue

Maximum payout to a participant – 300%

Payments
•	Quarterly.
•	Limited to 100% maximum payment for a current quarter, plus any cumulative “catch-up” to bring any prior quarter to 100%.
•	Overachievement above 100% paid at end of fiscal year.
•	To qualify for payment, Company must be profitable on a non-GAAP Operating Profit basis in [**], and achieve better than forecasted [**].

Component – GAAP Revenue
Weighting – 100%
Revenue Goal per FY2009 Financial Plan (Reported GAAP Revenue in $US)

                                                      Quarter     Year-to-Date
Q1                                                      [**]         [**]
Q2                                                      [**]         [**]
Q3                                                      [**]         [**]
Q4                                                      [**]         [**]
FY2009                    [**]

                                                      Performance*     Payout*
Thresholds                                           80%          60%
                                                           100%         80%
                                                           120%         100%
                                                           160%        300%

*Performance and payout interpolate between levels

Profitability Requirements
Non-GAAP Operating Profit (Loss) Goal per FY2009 Financial Plan (Reported Non-GAAP Operating Profit in $US)

                                                      Quarter      Year-to-Date
Q1                                                      [**]         [**]
Q2                                                      [**]         [**]

Revenue

“Revenue” is defined as revenue as recognized under GAAP on the Company’s quarterly consolidated statement of operations in $US.

Each quarter, a participant is eligible to receive a bonus equal to twenty-five percent (25%) of his or her annual bonus target (plus “catch up” payments described elsewhere in this Plan).  Bonus payments are subject to the following:

• If the Company does not achieve at least 80% of its year-to-date Revenue goal, then no bonus will be paid for that quarter.

• If the Company achieves at least 80% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit/Loss criteria) participant will be paid 60% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 80% (up to 100%), participant will be paid an additional 1% of his or her target bonus for the quarter.

•  If the Company achieves at least 100% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit/Loss criteria) participant will be paid 80% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 100% (up to 120%), participant will be paid an additional 1% of his or her target bonus for the quarter.

• If the Company achieves at least 120% of its year-to-date Revenue goal (and satisfies the non-GAAP Operating Profit/Loss criteria) participant will be paid 100% of his or her target bonus for the quarter.  For each 1.00% of the Revenue goal achieved above 120% (up to 160%), participant will be paid an additional 5% of his or her target bonus for the quarter, up to the maximum payout of 300% of a participant’s target bonus for the quarter.

Non-GAAP Operating Profit

Non-GAAP Operating Profit is defined as Non-GAAP Operating Profit as reported on the Company’s quarterly Non-GAAP consolidated statement of operations in $US. Non-GAAP reconciliations historically have been included in press releases and filed on a Form 8-K at the end of each fiscal quarter.  Historically, these Non-GAAP results exclude expenses associated with the amortization of purchased intangible assets, stock-based compensation expense, reductions in workforce and other non-recurring charges. In fiscal year 2009, the Non-GAAP adjustments will include the non-cash tax expense associated with acquired NOL carry forwards.

Calculations

Participants joining the Company after the beginning of the Company’s 2009 fiscal year will only be entitled to a pro-rata portion of the quarterly bonus in the quarter they commence employment with the Company, a pro-rata portion of any bonus amount that exceeds 100%, and will not be eligible for any “catch-up” payments for quarters in which they were not employed by the Company.

Payment

The final decision to pay a bonus will remain the decision of the Board of Directors or the Compensation Committee if so delegated by the Board.  The Board may in its own discretion determine to pay or not pay a bonus based upon the factors listed above or other Company performance criteria it deems appropriate.  The factors listed above are guidelines to assist the Board, or the Committee, as the case may be, in its judgment but the final decision to pay or not pay is in the discretion the Board or the Compensation Committee if so delegated by the Board.  In its discretion, the Board, or the Compensation Committee if so delegated by the Board, has the authority to approve a payment of up to 50% of a participant’s annual target bonus without regard to the performance criteria set forth in this Plan.

Bonuses are generally calculated within thirty (30) days after the end of any given quarter and are generally paid within forty-five (45) days after the end of a given quarter, and generally not later than sixty (60) days following the end of such quarter.  Bonuses are then paid in the next regularly-scheduled paycheck.  Payment for achievement of greater than 100% of the Revenue goal generally will be made not later than sixty (60) days following the close of the Company’s fiscal year.  These payment dates are contingent upon the Company filing its periodic Forms 10-Q and 10-K with the SEC.

Notwithstanding anything to the contrary herein, no bonus is earned until it is paid under this Plan.  Therefore, in the event the employment of a participant under this Plan is terminated (either by the Company or by the participant, whether voluntarily or involuntarily) before a bonus is paid, then the participant will not be deemed to have earned that bonus, and will not be entitled to any portion of that bonus.

Questions regarding the Plan should be directed to the Chief Executive Officer or the Vice President of Human Resources.  Acceptance of payment(s) under the Plan constitutes full and complete acceptance of its terms and conditions.  Any eligible participant who wishes not to participate in this Plan must notify the Vice President, Human Resources in writing of their desire and intent.

Nothing in this Plan is intended to alter the at-will nature of employment with the Company, that is, the participant’s right or the Company’s right to terminate the participant’s employment at will, at any time with or without cause or advance notice.  In addition, acceptance of this Plan shall not be construed to imply a guarantee of employment.

This Plan contains the entire agreement between the Company and the participant on this subject, and supersedes all prior bonus compensation plans or programs between the Company and participant, and all previous oral or written statements regarding any such bonus compensation programs or plans.

This Plan shall be governed by and construed under the laws of the State of California.

*   *   *

I have read and understand the provisions of this 2009 Executive Incentive Bonus Plan and hereby accept its terms.

Employee Name (Printed)	Employee Signature	Date

[Authorized Officer]		Date